Exhibit 1
FOR IMMEDIATE RELEASE
January 26, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice regarding Adjustments in Financial Forecasts
of a Subsidiary, APREK CO., LTD.
     Nissin Co., Ltd. (the “Company”) hereby announces that, as described in the attached, a subsidiary of the Company (APREK CO., LTD., JASDAQ listing) has revised its financial forecasts for the Year Ending March 31, 2006.
     The effect on the Company’s financial forecasts for the Year Ending March 31, 2006 is expected to be minor.
(Attachment)
     APREK CO., LTD.’s “Notice regarding Adjustments in Financial Forecasts”

FOR IMMEDIATE RELEASE
January 26, 2006
Contact Information:
APREK CO., LTD.
Takaaki Hiramatsu
Director and General Manager,
General Affairs Dept.
Tel: +81-93-533-1115
Notice regarding Adjustments in Financial Forecasts
APREK CO., LTD. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts for the year ending March 31, 2006.
1.	Adjustments in financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	1,254	27	7
Revised Projections (B)	1,254	(68)	(192)
Difference (B-A)	0	(95)	(199)
Percent Change (%)	0.0	—	—
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	1,286	31	12
Note: Figures of Percent Change in Ordinary Income and Net Income are abbreviated because of the expectation of a deficit.
2.	Reasons for the adjustments in financial forecasts (Japanese GAAP)
(1) Ordinary Income
It is the Company’s intention to report stricter estimates of allowance for loan losses to ensure credit soundness. Due to an anticipated need for a substantial increase in provisions for loan losses and rising expenses relating to requests for the refund of overpayments, we have made the above adjustment to our forecast for ordinary income.
(2) Net Income
At the extraordinary general meeting of shareholders held today, a resolution on the awarding of retirement bonuses to retiring directors and statutory auditor was passed. At a meeting of the board of directors, a resolution was passed making obtaining approval at a general meeting of shareholders at the time of retirement a condition for payment of a retirement bonus for the period of service up until today’s extraordinary meeting. However, the board also resolved that it will not undertake further action for retirement bonuses for directors and statutory auditor. As a result, we intend to report an allowance for the provision of bonuses, and the Company anticipates recording extraordinary expenses of approximately 200 million yen. Also taking into consideration the effects of the downward adjustment in the forecast for ordinary income as shown in (1) above, we have made an adjustment to the forecast for net income as shown above.

3.	Statements About Future Projections

These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.